Exhibit 5







April 20, 1994



The Gillette Company
Prudential Tower Building
Boston, MA 02199

     Re:  The Gillette Company 1971 Stock Option Plan

Gentlemen:

In connection with the registration under the Securities Act of 1933 of 8,000,000 additional shares of Common Stock of The Gillette Company ("the Company") which may be sold to employees and directors under the 1971 Stock Option Plan as proposed to be amended by the shareholders on April 21, 1994 ("the Plan"), the Company has requested my opinion as to the validity of the shares of Common Stock which may be sold.

I am the Vice Chairman of the Company. In rendering this opinion, I am relying in part upon prior opinions of counsel for the Company and in part upon my own knowledge of the affairs of the Company since those opinions were rendered. I am assuming approval by the shareholders on April 21, 1994 of the proposed amendments to the 1971 Stock Option Plan. I am familiar with the Plan, with resolutions of the Board of Directors and of the Personnel Committee of the Board of Directors relating to the Plan, and with the forms of option certificates and other documents in use under the Plan and I have examined such other documents as I have deemed necessary for purposes of this opinion.

Based upon the foregoing, I am of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the state of Delaware, where the Company is incorporated.

     2. 580,000,000 shares of Common Stock of the Company, par value $1 per share, are presently authorized.

     3. 278,734,659 shares of the Common Stock of the Company, par value $1 per share, issued on the date hereof (including
57,695,503 shares in the treasury of the Company) are legally issued, fully paid, and nonassessable.

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The Gillette Company 1971 Stock Option Plan
April 20, 1994
Page 2





     4. Shares of the Common Stock of the Company, par value $1 per share, previously issued and held in the treasury of the Company, when sold in accordance with the provisions of the Plan and the applicable resolutions of the Board of Directors and the Personnel Committee of the Board of Directors, and the applicable forms adopted for use under the Plan, will be legally issued, fully paid and nonassessable.

     5. Authorized shares of Common Stock, par value $1 per share, when sold in accordance with the provisions of the Plan and the applicable resolutions of the Board of Directors and the Personnel Committee of the Board of Directors, and the applicable forms adopted for use under the Plan, will be legally issued, fully paid and nonassessable.

I understand that this opinion is to be used in connection with the Registration Statement on Form S-8 under the Securities Act of 1933 relating to the sale of shares of the Common Stock of the Company under the Plan. I consent to the filing of this opinion as an exhibit to the Registration Statement and any amendments thereto, and to the use of my name in the Registration Statement and any amendment thereto and in the related Prospectus.

Very truly yours,



JOSEPH E. MULLANEY
Joseph E. Mullaney